UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 14, 2011

Date of Report (Date of earliest event reported)

NYSE Euronext

(Exact name of registrant as specified in its charter)

Delaware	001-33392	20-5110848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Wall Street New York, New York	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 656-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 14, 2011, certain subsidiaries of NYSE Euronext, specifically, Euronext Paris S.A., Euronext Amsterdam N.V., Euronext Brussels S.A./N.V., Euronext Lisbon — Sociedade Gestora de Mercados Regulamentados, S.A. and LIFFE Administration & Management (collectively, the “NYSE Euronext Parties”), agreed with Banque Centrale de Compensation S.A. and LCH.Clearnet Group Limited (together, the “LCH.Clearnet Parties”) to extend the termination of their mutual obligations under the Amended and Restated Clearing Agreement, dated October 31, 2003, as amended (the “Clearing Agreement”), until June 2013 for derivatives and December 2013 for cash.

Under the terms of the Clearing Agreement, which is filed as Exhibit 10.4 to NYSE Euronext’s Annual Report on Form 10-K, the LCH.Clearnet Parties provide clearing services for the markets operated by the NYSE Euronext Parties. The Clearing Agreement provides for an initial term and allows any party to deliver a notice of termination following such initial term within the notice period set forth in the Clearing Agreement. Pursuant to the terms of the Clearing Agreement and the termination notice delivered by NYSE Euronext in May 2010, the Clearing Agreement was set to terminate on November 7, 2012. The NYSE Euronext Parties and the LCH.Clearnet Parties are the only parties to the Clearing Agreement, and no early termination penalties will be incurred by any of the NYSE Euronext Parties in connection with the termination.

Other than in respect of the Clearing Agreement, NYSE Euronext and its affiliates’ material relationships with the LCH.Clearnet Parties include NYSE Euronext’s ownership of 9.1% of LCH.Clearnet Group Limited’s outstanding share capital as of March 31, 2011 and the right to appoint one member to its board of directors. In addition, NYSE Euronext’s NYSE Liffe London Market outsources certain clearing guarantee arrangements and related risk functions to LCH.Clearnet Limited, an affiliate of LCH.Clearnet Group Limited.

A copy of the press release announcing the extension is attached as exhibit 99.1 to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated June 16, 2011, entitled “NYSE Euronext to Extend LCH.Clearnet Clearing Arrangements in Paris”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext

Dated: June 17, 2011	By	/s/ Janet L. McGinness
Janet L. McGinness
Senior Vice President — Legal & Corporate Secretary